Exhibit 1

The following are excerpts from the annual report on Form 20-F of Oi S.A. for the fiscal year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on March 11, 2014 (File No. 001-15256).

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

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Proposed Business Combination

On October 1, 2013, we entered into a memorandum of understanding, or the Memorandum of Understanding, with Portugal Telecom, AG Telecom Participações S.A., or AG Telecom, LF Tel S.A., or LF Tel, PASA Participações S.A., or PASA, EDSP75 Participações S.A., or EDSP, Bratel Brasil S.A., or Bratel Brasil, Avistar, SGPS, S.A., or BES, and Nivalis Holding B.V., or Ongoing, in which we and they agreed to the principles governing a series of transactions, including the business combination described below.

The business combination transaction involves three principal components:

•	a capital increase of our company in which we expect to issue common shares and preferred shares in an underwritten offering for an aggregate of at least R$7,000 million in cash, and common shares and preferred shares to Portugal Telecom in exchange for the contribution by Portugal Telecom to our company of all of the shares of its subsidiary PT Portugal, which will at that time will own (a) all of the operating assets of Portugal Telecom, except interests held directly or indirectly in Oi and Contax Holding, and (b) all of Portugal Telecom’s liabilities at the time of the contribution, which we refer to collectively as the Oi capital increase;

•	a merger of shares (incorporação de ações) under Brazilian law, a Brazilian transaction in which, subject to the approvals of the holders of voting shares of our company and TmarPart, all of the shares of our company not owned by TmarPart will be exchanged for TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart, which we refer to as the merger of shares; and

•	a merger (incorporação) under Portuguese and Brazilian law, of Portugal Telecom with and into TmarPart, with TmarPart as the surviving company in which the shareholders of Portugal Telecom will receive an aggregate number of TmarPart shares equal to the number of TmarPart shares held by Portugal Telecom immediately prior to the merger, which we refer to as the merger.

In connection with the business combination, we expect that:

•	TmarPart will enter into several additional transactions designed to recapitalize TmarPart so that at the time of the merger of shares, TmarPart will have no net debt;

•	TmarPart and our company will enter into merger transactions in order to simplify the ownership structure of TmarPart;

•	The shares of TmarPart will be listed on the Novo Mercado segment of the BM&FBOVESPA and on the NYSE Euronext Lisbon, and ADSs representing the shares of TmarPart will be listed on the NYSE; and

•	The shareholders agreements among the shareholders of TmarPart will be terminated.

We believe that the business combination will:

•	permit the formation of a single large multinational telecommunications company based in Brazil with more than 100 million customers in seven countries with a total population of approximately 260 million people;

•	maintain the continuity of operations under the trademarks of Oi and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•	further consolidate the operations of our company and Portugal Telecom, with the goal of achieving significant economies of scale, maximizing operational synergies, reducing operational risks, optimizing efficient investments and adopting best operational practices;

•	strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources;

•	consolidate the shareholder bases of our company, Portugal Telecom and TmarPart as holders of a single class of common shares or ADSs traded on the Novo Mercado segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•	diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority interest in TmarPart’s capital;

•	result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•	promote greater liquidity of the TmarPart common shares than currently is available to holders of our shares and Portugal Telecom’s shares.

For more information on the proposed business combination and related transactions, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

ITEM 3.	KEY INFORMATION

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Risk Factors

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Risks Relating to the Proposed Business Combination

The increase in our share capital and the report on the value of PT Portugal, both of which are conditions to our acquisition of PT Portugal, have not been approved by the shareholders of our company, and the approval of the shareholders of Portugal Telecom of the report on the value of PT Portugal, which is a condition to Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company, has not been obtained.

Under Brazilian law, prior to our acquisition of PT Portugal, the holders of our voting share capital must (1) approve the proposal to amend our authorized capital limit in order that we will have sufficient authorized shares to complete the Oi capital increase, (2) ratify the engagement of Banco Santander (Brasil) S.A., or Santander Brasil, to prepare the valuation report concerning the shares of PT Portugal that we will acquire in the Oi capital increase, (3) approve the valuation report prepared by Santander Brasil on the shares of PT Portugal that we will acquire in the Oi capital increase, which we refer to as the PT Assets Valuation Report, and (4) approve the proposed value of the shares of PT Portugal that Portugal Telecom will contribute to our company as payment for shares to be issued to Portugal Telecom in the Oi capital increase. We have called a meeting of our shareholders to be held on March 27, 2014 to consider these matters. Approval of these matters will require the affirmative vote of holders representing a majority of our common shares present or represented at this meeting. On January 8, 2014, the technical body of the CVM (the Superintendência de Relações com Empresas) issued an official opinion stating that the controlling shareholders of our company cannot vote with respect to the approval of the valuation of the shares of PT Portugal in the meeting of our shareholders called to consider these matters. We have appealed this decision to the full board of the CVM. If this appeal is successful, we have been advised that holders of our controlling shareholders intend to vote in favor of the approval of the valuation of the shares of PT Portugal. However, we can offer no assurances that the CVM will rule favorably on this appeal or that the CVM will rule of the appeal prior to the date of the shareholders meeting. Any decision by the CVM may be challenged by our company, our controlling shareholders or our minority shareholders in Brazilian courts. In addition, we can offer no assurances that if the CVM does not rule favorably on this appeal prior to the date of the shareholders meeting, the approval of the PT Assets Valuation Report will be obtained from our shareholders. The failure of our shareholders to approve the matters to be considered at this meeting would prevent our completion of the Oi capital increase.

Under the subscription agreement that we entered into with Portugal Telecom on February 19, 2014, or the PT subscription agreement, Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company is subject to the satisfaction of several conditions, including the approval of the PT Assets Valuation Report by the shareholders of Portugal Telecom. Portugal Telecom has called a meeting of its shareholders to be held on March 27, 2014 to consider this matter. Approval of the PT Assets Valuation Report will require the affirmative vote of holders representing a majority of Portugal Telecom’s ordinary shares present or represented at this meeting. We can offer no assurances that the approval of the valuation of the shares of PT Portugal will be obtained from Portugal Telecom’s shareholders. The failure of Portugal Telecom’s shareholders to approve the valuation of the shares of PT Portugal at this meeting would prevent our completion of the Oi capital increase.

The Oi capital increase may not be successful and as a result, we may not meet certain conditions to Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company.

Under the subscription agreement that we entered into with Portugal Telecom on February 19, 2014, or the PT subscription agreement, Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company is subject to the satisfaction of several conditions, including (1) our obtaining proceeds in the cash portion of the Oi capital increase of at least R$7.0 billion, including proceeds of at least R$2.0 billion through the sale of share capital to Caravelas Fundo de Investimento em Ações, an investment fund managed by Banco BTG Pactual S.A., or

Caravelas, and the shareholders of TmarPart, and (2) the settlement of the Oi capital increase on or prior to May 2, 2014. In the event that any of the conditions to Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company, are not satisfied or waived by October 1, 2014, Portugal Telecom may, in its sole discretion, rescind the PT subscription agreement. In addition, Portugal Telecom has the right to terminate the PT subscription agreement if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of less than 36.6% of the share capital of TmarPart following the completion of the merger of shares, and we have the right to terminate the PT subscription agreement if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of more than 39.6% of the share capital of TmarPart following the completion of the merger of shares. As of the date of this annual report, we have not entered into any agreement with any underwriters of our shares which would obligate them to purchase shares in the Oi capital increase and our registrations with the CVM and the SEC of shares to be offered to the public in the Oi capital increase are not effective. The success of the Oi capital increase when commenced and the price of our shares in the Oi capital increase will depend in substantial part on factors outside of our control, including market conditions and investor demand for our shares. We can offer no assurances that the Oi capital increase will meet the conditions to Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company or that the termination rights of our company or Portugal Telecom will not be triggered as a result of the bookbuilding process in the Oi capital increase, or that these rights, if triggered will be waived.

The merger of shares has not been approved by the boards of directors or shareholders of our company or TmarPart.

Under Brazilian law, prior to the submission of the merger of shares to the shareholders of our company and TmarPart, the boards of directors of our company and TmarPart must approve the merger of shares and the Protocol of Merger of Shares and Instrument of Justification (Protocolo e Justificação de Incorporação de Ações) between TmarPart and our company, which we refer to as the Oi merger agreement. Following the approval of the merger of shares and the Oi merger agreement by the boards of directors of our company and TmarPart, the merger of shares and the Oi merger agreement will be submitted to extraordinary general shareholders meetings of our company and TmarPart. Approval of the merger of shares will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing a majority of the total number of issued our common shares. We expect that our board of directors will approve the merger of shares and the Oi merger agreement at a meeting to be convened shortly after the completion of the global offering and we understand that TmarPart’s board of directors will approve the merger of shares and the Oi merger agreement at a meeting to be convened on the same date. However, we can offer no assurances that these approvals will be obtained. In addition, we have been advised that holders of a sufficient number of shares of our company and TmarPart intend to vote in favor of the merger of shares at the extraordinary general shareholders meetings of our companies to approve the merger of shares. However, we can offer no assurances that these approvals will be obtained.

The merger has not been approved by the boards of directors or shareholders of TmarPart or Portugal Telecom.

Under Brazilian and Portuguese law, prior to the submission of the merger to the shareholders of TmarPart and Portugal Telecom, the boards of directors of TmarPart and Portugal Telecom must approve the merger and the Protocol of Merger and Instrument of Justification (Protocolo e Justificação de Incorporação) between TmarPart and Portugal Telecom, which we refer to as the PT merger agreement. Following the approval of the merger and the PT merger agreement by the boards of directors of TmarPart and Portugal Telecom, the merger and the PT merger agreement will be submitted to extraordinary general shareholders meetings of TmarPart and Portugal Telecom. Approval of the merger will require (1) the affirmative vote of holders representing a majority of the number of issued and outstanding TmarPart common shares present or represented at a duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing two-thirds of the total number of outstanding Portugal Telecom ordinary shares and A shares at an extraordinary general shareholders’ meeting duly convened on first call. We understand that the boards of directors of TmarPart and Portugal Telecom will approve the merger and the PT merger agreement at a meeting to be convened shortly after the completion of the global offering. However, we can offer no assurances that these approvals will be obtained. In addition, we have been advised that holders of a sufficient number of shares of TmarPart intend to vote in favor of the merger at the extraordinary general shareholders meeting of TmarPart to approve the merger. However, we can offer no assurances that this approval will be obtained. Finally, we can offer no assurances that the shareholders of Portugal Telecom will approve the merger.

ANATEL may impose significant obligations on TmarPart as conditions to its approval of the merger, and compliance with these obligations could materially and adversely affect the business, financial condition and results of operations of TmarPart following the merger.

Under Brazilian regulations, the merger must be submitted to ANATEL to assess its effects on the Brazilian telecommunications services market and to confirm whether the applicable requirements will be met. TmarPart submitted the merger to ANATEL on December 12, 2013. If ANATEL takes any action to impose conditions or performance commitments on TmarPart as part of the approval process for the merger, including conditions that would require TmarPart to undertake significant capital expenditures or would require us to divest any significant part of our assets, that action could materially and adversely affect the business, financial condition and results of operations of TmarPart following the merger and prevent TmarPart from achieving the anticipated benefits of the merger.

In addition, under the PT subscription agreement, Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company is subject to the approval by ANATEL. We can offer no assurances that ANATEL will grant approval of the merger prior to the date specified in the condition to the PT subscription agreement, or at all. If ANATEL does not grant approval of the merger on a timely basis, we can offer no assurances that Portugal Telecom will waive this condition to its obligation to contribute the shares of PT Portugal to our company.

The Portuguese Competition Authority may prohibit the merger if it determines that the merger is capable of significantly impeding effective competition in the Portuguese market.

The merger is subject to clearance by the Portuguese Competition Authority, and may only be completed after such clearance is obtained following a non-opposition decision (express or tacit). Portugal Telecom submitted a formal filing to the Portuguese Competition Authority on January 23, 2014. The Portuguese Competition Authority may prohibit the merger if it determines that the merger is capable of significantly impeding effective competition in the Portuguese market.

In connection with the Portuguese antitrust review, the Portuguese Competition Authority may ask ANACOM to issue a non-binding opinion on the possible impact of the merger on the Portuguese electronic communications markets in which Portugal Telecom operates. In response to this request, ANACOM may suggest remedies to be adopted by the Portuguese Competition Authority to address effects that ANACOM considers may adversely affect consumers or competition in the Portuguese electronic communications markets.

Additionally, as Portugal Telecom is an active participant in the Portuguese television distribution market, the Portuguese Competition Authority may request an opinion from the Portuguese Media Regulation Authority (Entidade Reguladora para a Comunicação Social), or ERC, in connection with the Portuguese antitrust review.

We can offer no assurances that the Portuguese Competition Authority will not prohibit the merger or will not impose additional conditions to the approval of the merger.

In addition, under the PT subscription agreement, Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company is subject to the approval by the Portuguese Competition Authority of the merger. We can offer no assurances that the Portuguese Competition Authority will grant approval of the merger prior to the date specified in the condition to the PT subscription agreement, or at all. If the Portuguese Competition Authority does not grant approval of the merger on a timely basis, we can offer no assurances that Portugal Telecom will waive this condition to its obligation to contribute the shares of PT Portugal to our company.

If Portugal Telecom fails to obtain all required consents, approvals and waivers, third parties may terminate or alter existing contracts.

Third parties hold pre-emption rights in certain licenses and assets of Portugal Telecom and such rights may be exercisable in connection with the business combination. Portugal Telecom is also a party to joint ventures, license agreements and other agreements and instruments, some of which contain change of control provisions that may be triggered by the business combination. In addition, other agreements of Portugal Telecom may require the payment of fees in connection with a change of control transaction. If Portugal Telecom is unable to obtain any necessary waiver or consent, the operation of change of control provisions or the exercise of pre-emption rights may cause the loss of significant contractual rights and benefits, the termination of joint venture agreements and licensing agreements or may require the renegotiation of financing agreements and/or the payment of significant fees. We cannot assure investors that we will be able to negotiate new agreements on terms as favorable to it as those that Portugal Telecom had, or at all.

Under the PT subscription agreement, Portugal Telecom’s obligation to contribute the shares of PT Portugal to our company is subject to the approval of creditors of Portugal Telecom, where necessary to complete the business combination, including waivers of creditors of Portugal Telecom. We can offer no assurances that Portugal Telecom will be able to obtain these approvals or the terms under which Portugal Telecom will obtain these approvals. If Portugal Telecom is unable to obtain these approvals, our ability to complete the business combination will be substantially impaired. In addition, if Portugal Telecom enters into agreements to obtain these approvals that impose material obligations on our company following the contribution of the shares of PT Portugal to our company or the merger, such additional obligations could have a material adverse effect on our results of operations or financial position.

The implementation of the business combination may face significant challenges, and the ultimate advantages expected to be derived from this transaction will continue to be subject to a number of factors that are beyond our control.

The implementation of the business combination may present significant challenges, including unanticipated costs and delays, shareholder or creditor opposition, regulatory interference and excessive diversion of the attention of the management of our company, TmarPart and Portugal Telecom from the day-to-day management of our or their respective operating activities. If the senior management of our company, TmarPart and Portugal Telecom are unable to efficiently implement the business combination, the businesses of our company, TmarPart and Portugal Telecom could suffer. We cannot guarantee that the management of our company, TmarPart and Portugal Telecom will successfully or cost-effectively implement the business combination.

The business combination may not result in the benefits that we, TmarPart and Portugal Telecom seek to achieve.

The ultimate advantages that we expect to derive from the business combination, such as the achievement of economies of scale, the maximization of operational synergies, the reduction of operational risks, the optimization of efficient investments, the adoption of best operational practices, the increased liquidity for our shareholders and the shareholders of Portugal Telecom and the diversification of the shareholder bases of our company, TmarPart and Portugal Telecom, will depend upon, among other factors, the future performance of the combined company, market conditions, investor interest in the securities of the combined company, the retention of key employees, the successful integration of the companies, and general economic, political and business conditions in Brazil, Portugal and other countries in which we and Portugal Telecom operate. The integration of our company, TmarPart and Portugal Telecom will be a complex, costly and time-consuming process. We cannot guarantee that the benefits that we, TmarPart and Portugal Telecom seek to achieve through the business combination will be realized. Any failure to integrate the companies or achieve the synergies and other benefits of the business combination could cause significant operating inefficiencies and affect the profitability of TmarPart and the market value of TmarPart common shares and ADSs.

Following the completion of the Oi capital increase, we will be subject to the risks inherent in the operations of PT Portugal and we may not have identified all of these risks.

Portugal Telecom is a reporting company under the Exchange Act and files periodic reports with the SEC. See “Item 10. Additional Information—Documents on Display” for information on how to obtain reports filed with the SEC. We make no representations with respect to, or assume any responsibility for the accuracy or completeness of the information contained in Portugal Telecom’s filings with the SEC. We have entered into the PT subscription agreement largely on the basis of publicly available information regarding Portugal Telecom and the valuation of the shares of PT Portugal prepared by Santander Brasil. We have had limited access to additional information regarding the assets and businesses that will be contributed to PT Portugal and, following our acquisition of PT Portugal may discover undisclosed liabilities or operational issues which could have a material adverse effect on our business, result of operations or financial condition.

Following the completion of the Oi capital increase, we will face risks relating to the operations that we acquire in Portugal, Africa and Asia, many of which are similar to the risks that we currently face in our Brazilian operations. However, as a result of the exposure of PT Portugal to the regulatory regimes of the countries in which it operates, the competitive dynamics in the markets in which it provides services and the agreements that it has entered into with respect to its joint ventures to serve some of these markets, we will face additional risks that are generally described in publicly available information regarding Portugal Telecom and its operations. We cannot assure you that all of the risks relating to these regulatory regimes, markets or joint ventures have been disclosed by Portugal Telecom, that our management of these risks will be successful, or that unanticipated events will not have a material adverse effect on our business, result of operations or financial condition.

We and Portugal Telecom will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees, suppliers, partners, regulators and customers may have an adverse effect on Oi, Portugal Telecom and TmarPart. These uncertainties could cause suppliers, customers, business partners and others that deal with Oi or Portugal Telecom to defer purchases, the consummation of other transactions or other decisions concerning their respective businesses, or to seek to change existing business relationships with them. In addition, employee retention may be particularly challenging until the business combination is consummated, as employees may experience uncertainty about their future roles in TmarPart and its consolidated subsidiaries. If key employees depart because of issues relating to the uncertainty and difficulty of integration, our business could be harmed. In addition, the merger plan restricts Oi and Portugal Telecom from undertaking major investments and taking other specified actions until the business combination occurs unless otherwise agreed. These restrictions may prevent Oi and Portugal Telecom from pursuing attractive business opportunities that may arise prior to the completion of the business combination.

The Memorandum of Understanding with respect to the business combination contains exclusivity provisions which prohibit us, Portugal Telecom and certain of our affiliates from soliciting or considering alternative proposals from any third party.

The Memorandum of Understanding with respect to the business combination contains exclusivity provisions which prohibit us, Portugal Telecom and certain of our affiliates from soliciting or considering alternative proposals from any third party. As a result, these provisions may prevent our company or Portugal Telecom from receiving or accepting an alternative proposal that could result in greater value to the shareholders of such entity.

Holders of Oi common shares, preferred shares and ADSs and Portugal Telecom ordinary shares and ADSs will be offered fixed numbers of TmarPart common shares and ADSs, which involves the risk of market fluctuations.

The parties to the merger have advised us that the exchange ratio in the merger will be determined in a manner such that the number of TmarPart common shares received by holders of Portugal Telecom ordinary share is equal to that holder’s pro rata portion of the TmarPart shares owned by Portugal Telecom following the completion of the merger of shares. Because the number of TmarPart shares owned by Portugal Telecom following the completion of the merger of shares will depend on the number TmarPart shares acquired by Portugal Telecom in exchange for the shares of PT Portugal in the global offering, the exchange ratio for the merger will not be determinable until the global offering has closed.

Holders of Oi common shares, preferred shares and ADSs, collectively referred to as Oi securities, will receive a fixed number of TmarPart common shares and ADSs, collectively referred to as TmarPart securities, in the merger of shares, rather than a number of TmarPart securities with a fixed market value. Holders of Portugal Telecom ordinary shares and ADSs, collectively referred to as Portugal Telecom securities, will also receive a fixed number of TmarPart common shares and ADSs, collectively referred to as TmarPart securities, in the merger rather than a number of TmarPart securities with a fixed market value.

There is no mechanism to adjust the exchange ratios for the merger of shares or the merger in the event that the market price of either the Portugal Telecom securities or the Oi securities increase or decrease significantly relative to the other. Consequently, (1) the market value of the TmarPart securities implied by the market values of the Oi securities and the exchange ratios in the merger of shares, and (2) the market value of the TmarPart securities implied by the market values of the Portugal Telecom securities and the exchange ratio in the merger, may fluctuate significantly from the date of this prospectus supplement, and the exchange ratios for the merger of shares and the merger might not be reflective of market price ratios of Oi securities relative to Portugal Telecom securities at the time of the completion of the merger of shares and the merger.

The market price of our securities may be adversely affected by arbitrage activities occurring prior to the completion of the merger of shares and the merger.

The market price of our securities may be adversely affected by arbitrage activities occurring prior to the completion of the merger of shares and the merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, our securities before the merger of shares and the merger are completed and TmarPart securities after the merger of shares and the merger are completed.

TmarPart may have actual or potential conflicts of interest relating to the merger of shares, and TmarPart’s significant shareholders who negotiated the terms of the business combination may have different interests from your interests as a holder of securities of Oi.

TmarPart may have actual or potential conflicts of interest with our shareholders because Portugal Telecom, AGSA and Jereissati Telecom, the controlling shareholders of TmarPart and thus of Oi, exercise voting control over the boards of directors of TmarPart and Oi. While the exchange ratios for the merger of shares were determined in accordance with all applicable laws and regulations in Brazil and the exchange ratio for the merger will be determined in accordance with all applicable laws and regulations in Brazil and Portugal, these ratios may be higher or lower than, from the perspective of value to unaffiliated shareholders, those that could be achieved through negotiations between parties without cross-shareholding relationships. Other terms and conditions of the business combination may also differ from those that could have been achieved through negotiations between parties without cross-shareholder relationships, and our shareholders might have preferred such other terms, including any terms that might have enhanced the financial condition, liquidity or results of operations of Oi or PT Portugal.

In addition, the terms of the business combination include the use of funds of Portugal Telecom to subscribe for convertible debentures, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart. This use of funds to subscribe for convertible debentures and to repay substantially all of the indebtedness of these shareholders of Oi might be different than the terms of a transaction that could have been achieved in negotiations between parties without cross-shareholding relationships. As a holder of our securities, you might have preferred different terms or a different use for Portugal Telecom’s funds.

Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the board of directors of TmarPart or Oi formally determine that the terms of the merger of shares or the merger as a whole are “fair,” either procedurally or financially, to its non-controlling shareholders, (3) establish any special committee or otherwise alter its corporate governance rules in connection with the merger of shares or the merger, or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder.

Under the Brazilian Corporation Law, because the merger of shares involves a controlling and controlled company, we and TmarPart are required to disclose the ratio of the value of Oi shares and TmarPart shares calculated based on the net worth calculated at market prices (as if the assets of TmarPart and Oi had been sold), based on valuation reports prepared by an independent financial advisor. This exchange ratio is required to be disclosed in order to provide the non-controlling shareholders with a parameter against which to evaluate the proposed merger of shares. The applicable exchange ratio calculated based on the criteria of net worth calculated at market prices will be determined following the completion of the global offering. Although this ratio is required under Brazilian law to be determined with respect to both the common and Oi preferred shares, holders of Oi preferred shares are not entitled to vote with respect to the merger of shares and will not have withdrawal rights if the merger of shares is approved. Although holders of Oi common shares are entitled to vote with respect to the merger of shares, the holders of these shares will not have withdrawal rights if the merger of shares is approved.

If the merger of shares is approved, holders of our preferred shares (including in the form of ADSs) will have to give up these securities, which provide certain rights that are not conferred by the TmarPart common shares that they will receive in return.

To compensate for not providing certain rights inherent to common shares, such as full voting rights, our preferred shares provide their holders with certain other rights mandated by the Brazilian Corporation Law for this share class that are not conferred by common shares. In the case of our preferred shares, these special preferred shareholder rights include a priority in the payment of a minimum non-cumulative dividend before dividends may be paid on our common shares, equal to the greater of 6.0% per year of their pro rata share of our capital or 3.0% per year of their pro rata share of the book value of our shareholders’ equity. Although the merger of shares, if approved, will allow our preferred shareholders to acquire rights under the Brazilian Corporation Law inherent to common shares as a result of their receipt of TmarPart common shares bearing those rights, they will lose the special rights conferred to them by our preferred shares as a result of their surrender of those shares pursuant to the terms of the transaction.

Upon the completion of the merger of shares and the merger, TmarPart will have a substantial amount of existing debt, which could restrict its financing and operating flexibility and have other adverse consequences.

As of December 31, 2013, (1) we had R$35,854 million aggregate principal of outstanding debt, (2) Portugal Telecom had €7,371.1 million (R$24,012.2 million) aggregate principal of outstanding debt, and (3) TmarPart had R$3,259.1 million aggregate principal of outstanding debt, excluding the consolidated indebtedness of our company. Although we expect that all of TmarPart’s outstanding debt (other than the consolidated indebtedness of our company) will be repaid prior to the completion of the merger of shares and the merger, we and Portugal Telecom will remain subject to certain financial covenants that will limit our ability to incur additional debt. The level of TmarPart’s consolidated indebtedness after the completion of the merger of shares and the merger and the requirements and limitations imposed by these debt instruments could adversely affect TmarPart’s financial condition or results of operations. In particular, the terms of some of these debt instruments will restrict the ability of TmarPart’s subsidiaries to:

•	incur additional debt;

•	grant liens;

•	pledge assets;

•	sell or dispose of assets; and

•	make certain acquisitions, mergers and consolidations.

Furthermore, some of these debt instruments include financial covenants that will require Oi to maintain certain specified financial ratios. Additionally, the instruments governing a substantial portion of these debt instruments contain cross-default or cross-acceleration clauses and the occurrence of an event of default under one of these instruments could trigger an event of default under other indebtedness or enable the creditors under other indebtedness to accelerate that indebtedness.

If TmarPart or its subsidiaries are unable to incur additional debt after the completion of the merger of shares and the merger, TmarPart may be unable to invest in its businesses and make necessary or advisable capital expenditures, which could reduce future net operating revenue and adversely affect its profitability. In addition, the use of cash to service the indebtedness of TmarPart after the completion of the merger of shares and the merger will reduce the amount available to it to make capital expenditures.

If the growth in net operating revenue of the constituent companies in the merger of shares and the merger slows or declines in a significant manner, for any reason, TmarPart may not be able to continue servicing its debt. If TmarPart is unable to meet these debt service obligations or comply with these debt covenants, TmarPart could be forced to renegotiate or refinance this indebtedness, seek additional equity capital or sell assets. In this circumstance, TmarPart may be unable to obtain financing or sell assets on satisfactory terms, or at all. For more information regarding the debt instruments of our company and our subsidiaries, and our indebtedness as of December 31, 2013, see “Item 5. Operating and Financial Review and Prospects—Indebtedness.”

The recapitalization of TmarPart will increase its net indebtedness after the completion of the merger of shares and the merger as compared to the sum of the net indebtedness of our company and Portugal Telecom.

As part of the business combination, Portugal Telecom will purchase convertible debentures of (1) PASA and Venus RJ Participações S.A., or Venus, both subsidiaries of Andrade Gutierrez S.A., or AGSA, or the AGSA Holding Companies, and (2) EDSP and Sayed RJ Participações S.A., or Sayed, both subsidiaries of Jereissati Telecom S.A., or Jereissati Telecom, or the Jereissati Telecom Holding Companies, for R$4,788 million, the proceeds of which will ultimately be used to repay substantially all of the indebtedness of AG Telecom, LF Tel and TmarPart (excluding the consolidated indebtedness of our company). As of December 31, 2013, AG Telecom had R$650 million aggregate principal of outstanding debt, LF Tel had R$662 million aggregate principal of outstanding debt, and TmarPart had R$3,259 million aggregate principal of outstanding debt (excluding the consolidated indebtedness of our company).

As of December 31, 2013, Oi had R$35,854 million aggregate principal of outstanding debt and R$3,016 million of cash and cash equivalents, and Portugal Telecom had €7,371.1 million (R$24,012.2 million) aggregate principal of outstanding debt and €2,573.1 million (R$8,388.3 million) of cash and cash equivalents. As of December 31, 2013, Oi’s net debt (which we define as total indebtedness less cash and cash equivalents) was R$32,838 million and Portugal Telecom’s net debt was R$15,642 million. The use of the proceeds of the Venus and Sayed debentures to repay the indebtedness of AG Telecom, LF Tel and TmarPart will increase TmarPart’s net debt following the completion of the merger of shares and the merger as compared to the sum of the net debt of Portugal Telecom and Oi if Portugal Telecom were not to invest in the Venus and Sayed debentures.

As a result of these factors, the risks normally associated with significant amounts of debt, which could have important consequences to you, will be increased. TmarPart’s indebtedness could, among other things:

•	require TmarPart to use a substantial portion of its cash flow from operations to pay its obligations, thereby reducing the availability of its cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of its operations and other business activities;

•	increase TmarPart’s vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in TmarPart’s debt instruments, its ability to borrow additional funds or dispose of assets; and

•	place TmarPart at a competitive disadvantage compared to its competitors that have less debt.

TmarPart may also need to refinance all or a portion of this debt on or before maturity, and it may not be able to do this on commercially reasonable terms or at all.

Oi’s ordinary shareholders may have withdrawal rights in connection with the business combination.

Brazilian legislation grants the right to withdraw from a company (against reimbursement of shares held) to dissenting shareholders, i.e., shareholders who do not agree with a general shareholders’ meeting resolution that approves the merger of a company’s shares into another company. For this purpose, dissenting shareholders include those that have voted against the resolution, shareholders that did not vote and those who were not present at the relevant meeting. In the case of our shares, whenever withdrawal rights are granted, the reimbursement price is based on our net asset value per share.

The Brazilian legislation also sets forth that the right to withdraw does not apply to holder of a class or type of shares that has market liquidity and dispersion. Liquidity is evidenced when the type or class of share, or the certificate that represents it, is part of a general index representing a portfolio of securities in Brazil or abroad, as defined by the CVM. Dispersion is evidenced when the majority shareholder, the controlling corporation or other corporations under their control hold less than half of the issued shares of the applicable type or class.

We understand that holders of our common shares do not have withdrawal rights in case of approval of the merger of shares. However, the technical body of the CVM issued an official opinion on the matter stating that it understands that our common shares do have withdrawal rights in this case. We have filed a challenge to this opinion with the CVM, but no final decision has been rendered by the CVM. In addition, any decision by the CVM may be challenged by our company or our minority shareholders in Brazilian courts.

In the event we ultimately grant withdrawal rights to holders of our common shares, we may be required to make large cash payments in connection with the merger of shares, and such payments could decrease the cash balances available to TmarPart after the merger of shares and limit its ability to borrow funds or fund capital expenditures, which may adversely affect TmarPart and our shareholders following the merger of shares.

ITEM 4.	INFORMATION ON THE COMPANY

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Our History and Development

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Proposed Business Combination

On October 1, 2013, we entered into a memorandum of understanding, or the MOU, with Portugal Telecom, AG Telecom, LF Tel, PASA, EDSP, Bratel Brasil, BES and Ongoing, in which we and they agreed to the principles governing a series of transactions, including the business combination described below.

The business combination transaction involves three principal components:

•	a capital increase of our company in which we expect to issue common shares and preferred shares in an underwritten offering for an aggregate of at least R$7,000 million in cash, and common shares and preferred shares to Portugal Telecom in exchange for the contribution by Portugal Telecom to our company of all of the shares of its subsidiary PT Portugal, which will at that time owns (a) all of the operating assets of Portugal Telecom, except interests held directly or indirectly in Oi and Contax Holding, and (b) all of Portugal Telecom’s liabilities at the time of the contribution;

•	a merger of shares (incorporação de ações) under Brazilian law, a Brazilian transaction in which, subject to the approvals of the holders of voting shares of our company and TmarPart, all of the shares of our company not owned by TmarPart will be exchanged for TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart; and

•	a merger (incorporação) under Portuguese and Brazilian law, of Portugal Telecom with and into TmarPart, with TmarPart as the surviving company in which the shareholders of Portugal Telecom will receive an aggregate number of TmarPart shares equal to the number of TmarPart shares held by Portugal Telecom immediately prior to the merger.

In connection with the business combination, we expect that:

•	TmarPart will enter into several additional transactions designed to recapitalize TmarPart so that at the time of the merger of shares, TmarPart will have no net debt;

•	TmarPart and our company will enter into merger transactions in order to simplify the ownership structure of TmarPart;

•	The shares of TmarPart will be listed on the Novo Mercado segment of the BM&FBOVESPA and on the NYSE Euronext Lisbon, and ADSs representing the shares of TmarPart will be listed on the NYSE; and

•	The shareholders agreements among the shareholders of TmarPart will be terminated.

We believe that the business combination will:

•	permit the formation of a single large multinational telecommunications company based in Brazil with more than 100 million customers in seven countries with a total population of approximately 260 million people;

•	maintain the continuity of operations under the trademarks of Oi and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•	further consolidate the operations of our company and Portugal Telecom, with the goal of achieving significant economies of scale, maximizing operational synergies, reducing operational risks, optimizing efficient investments and adopting best operational practices;

•	strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources;

•	consolidate the shareholder bases of our company, Portugal Telecom and TmarPart as holders of a single class of common shares or ADSs traded on the Novo Mercado segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•	diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority interest in TmarPart’s capital;

•	result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•	promote greater liquidity of the TmarPart common shares than currently is available to holders of our shares and Portugal Telecom’s shares.

Oi Capital Increase

As part of the Oi capital increase, Portugal Telecom is expected to subscribe for common shares and preferred shares of our company and settle this subscription through the contribution of all of the shares of PT Portugal as described below. In addition, we expect that Caravelas will subscribe for common shares and preferred shares in the cash portion of the Oi capital increase with a purchase price equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil.

Overview of PT Portugal

In anticipation of the business combination, prior to the settlement of the Oi capital increase, Portugal Telecom will contribute all operating assets directly or indirectly owned by Portugal Telecom, except equity interests held directly or indirectly in our company, Contax Holding and Bratel B.V., to PT Portugal, and we expect that PT Portugal will assume all of Portugal Telecom’s liabilities. In addition to the interests held directly or indirectly in our company and Contax Holding, we understand that Portugal Telecom will retain R$4,788 million in cash and cash equivalents to be used to purchase convertible dentures of the AGSA Holding Companies and the Jereissati Telecom Holding Companies, and cash and cash equivalents equal to the amount of its remaining liabilities following the contribution of PT Portugal to our company. Prior to the consummation of the Oi capital increase, Portugal Telecom is expected to undertake a series of transactions with the purpose of disposing of its interests in CTX Participações S.A., a company controlled by AG Telecom, LF Tel and Portugal Telecom, or CTX, and Contax Participações S.A., a company controlled by CTX, or Contax Holdings.

Following the contribution of these assets to PT Portugal, PT Portugal will provide telecommunications services in Portugal and in certain countries in sub-Saharan Africa and Asia. In Portugal, PT Portugal will provide services in the following customer categories:

•	Residential services, which include integrated networks inside the customer’s home, enabling the simultaneous connection of multiple devices, including fixed line telephone, TV (including IP TV and DTH satellite pay-TV services), game consoles, PCs, laptops, tablets and smartphones. PT Portugal provides these services through its subsidiaries, in particular PT Comunicações S.A., or PT Comunicações.

•	Personal services, which are mobile telecommunications services, such as voice, data and Internet-related multimedia services provided to personal (i.e., individual) customers through PT Portugal’s subsidiary TMN—Telecomunicações Móveis Nacionais, S.A., or TMN.

•	Enterprise services, including Corporate and SME /SoHo services, which provide PT Portugal’s corporate and medium and small business customers with integrated data and business solutions, as well as Information Technology/Information Systems, or IT/IS, and business process outsourcing, or BPO, services.

•	Wholesale and other services, which primarily include wholesale telecommunications services, public pay telephones, the production and distribution of telephone directories and other services in Portugal.

In addition, PT Portugal will have significant interests in telecommunications companies in Angola, Cape Verde, Namibia and São Tomé and Principe in Africa and East Timor in Asia.

Agreement to Assign Priority Subscription Rights

On February 19, 2014, Portugal Telecom executed a private undertaking among TmarPart, Valverde, AG Telecom and LF Tel with respect to the assignment of priority rights to subscribe to our share capital in the Oi capital increase. Under this agreement, TmarPart, Valverde, AG Telecom and LF Tel have agreed to assign and transfer to Portugal Telecom their priority rights to subscribe to 290,549,788 of our common shares and 157,693,458 our preferred shares.

This agreement is intended to provide the priority rights to Portugal Telecom necessary for Portugal Telecom to subscribe for our shares in the Oi capital increase. This agreement will remain in effect until the agreement by Portugal Telecom to subscribe for shares of Oi, as described below, is effective or until other agreements are executed in order transfer the priority rights.

PT Portugal Purchase Agreement

On February 19, 2014, we and Portugal Telecom executed the PT subscription agreement under which Portugal Telecom agreed to subscribe for our common and preferred shares as part of the Oi capital increase by contributing all of the share capital of PT Portgual to our company. The price per share paid by Portugal Telecom will be equivalent to the price per share paid in the cash portion of the Oi capital increase, and the number of our shares to which Portugal Telecom will subscribe will be based on an amount equivalent to the economic value of shares of PT Portugal (and consequently of the assets and liabilities to be transferred to PT Portugal), as determined in the PT Assets Valuation Report prepared by Santander Brasil. According to the PT Assets Valuation Report, the PT Assets were valued at an amount between €1,623.3 million (R$5,296.4 million) and €1,808.5 million (R$5,853.9 million). For purposes of Portugal Telecom’s subscription in the Oi capital increase, our board of directors has determined a value for the shares of PT Portugal of €1,750 million (R$5,709.9 million), based on the Euro-real exchange rate on February 20, 2014, the day before the first publication of the notice for the extraordinary general meeting of our shareholders, in accordance with the PT subscription agreement. The PT Assets Valuation Report has been submitted for the approval of the general shareholders’ meetings of our company and Portugal Telecom, each scheduled to be held on March 27, 2014. We have agreed to succeed to the rights and obligations of Portugal Telecom under certain contracts that will be assigned to PT Portugal after the shares of PT Portugal have been transferred to our company, so long as those contracts have the contracts that we specify in the offering documentation related to the Oi capital increase and these contracts will be assigned to PT Portugal after the shares of PT Portugal have been transferred to our company.

Under the PT subscription agreement, the obligation of Portugal Telecom to contribute PT Portugal to our company is subject to the satisfaction of certain conditions, including, among others:

•	the approval of the PT Assets Valuation Report by our shareholders;

•	the approval by ANATEL and the Portuguese Competition Authority of the business combination;

•	the approval of creditors of Portugal Telecom, where necessary to complete the business combination, including waivers of creditors of Portugal Telecom;

•	Oi of obtaining proceeds of the cash portion of the Oi capital increase of at least R$7.0 billion, including proceeds of at least R$2.0 billion through the sale of share capital to Caravelas and the shareholders of TmarPart; and

•	the settlement of the Oi capital increase on or prior to May 2, 2014.

If the conditions to the PT subscription agreement are not met or waived by October 1, 2014, either party may, in its sole discretion, rescind the PT subscription agreement. The PT subscription agreement may be terminated (1) by either party, if the closing of the Oi capital increase does not occur by October 1, 2014, (2) by Portugal Telecom, if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of less than 36.6% of the share capital of TmarPart following the completion of the merger of shares, or (3) by our company if, after the bookbuilding process in the Oi capital increase, Portugal Telecom is expected to hold an interest of more than 39.6% of the share capital of TmarPart following the completion of the merger of shares. If the PT subscription agreement is terminated for any reason other than due to a breach of contract by Portugal Telecom, we have agreed to reimburse up to US$10 million of Portugal Telecom’s documented costs for its liability management process and creditors’ approvals.

Amendments to PT Portugal Bonds and Credit Agreement

In connection with our proposed acquisition of PT Portugal, Portugal Telecom amended each of its outstanding series of bonds and certain of its credit facilities, as described below.

On March 3, 2014, Portugal Telecom obtained the consent from the holders of the €750,000,000 5.875% Notes due 2018, €1,000,000,000 4.625% Notes due 2020, €600,000,000 5.625% Notes due 2016, €250,000,000 5.242% Notes due 2017, €750,000,000 5.00% Notes due 2019, €500,000,000 4.375% Notes due 2017 and €500,000,000 4.5% Notes due 2025 issued by Portugal Telecom Internacional Finance B.V., or PTIF, and which we refer to collectively as the PTIF Notes, in order to amend and restate the principal trust deed governing such notes to (1) release and discharge Portugal Telecom and PT Comunicações, as keep well providers, from all of their obligations in respect of the PTIF Notes, (2) add an unconditional and irrevocable guarantee from Oi, (3) waive any and all of the defaults and events of default that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, and (4) make certain other modifications to the terms and conditions of the PTIF Notes as set forth in the relevant supplemental trust deed pursuant to which such amendments will be implemented. PTIF, Portugal Telecom, PT Comunicações, PT Portugal, Oi and the trustee under Portugal Telecom’s Euro Medium Term Note Programme expect to enter into a supplemental trust deed, or the EMTN Supplemental Trust Deed, to effectuate such amendments.

Portugal Telecom expects to obtain the consent from the holders of its €400,000,000 6.25% Notes due 2016 at a meeting of such holders that Portugal Telecom expects to hold on March 18, 2014 in order to enter into the EMTN Supplemental Trust Deed which will (1) substitute, in place of Portugal Telecom, PT Portugal as issuer and principal obligor, (2) add an unconditional and irrevocable guarantee from Oi, (3) waive any and all of the defaults and events of default that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, and (4) make certain other modifications to the terms and conditions of these notes as set forth in the relevant supplemental trust deed pursuant to which such amendments will be implemented. The amended and restated trust deed will become effective upon the contribution of PT Portugal to Oi as part of the Oi capital increase.

On March 3, 2014, Portugal Telecom obtained the consent from the holders of PTIF’s €750,000,000 4.125% Exchangeable Bonds due 2014 in order to amend and restate the principal trust deed governing such bonds to (1) release and discharge Portugal Telecom and PT Comunicações, as keep well providers, from all of their obligations in respect of the Exchangeable Bonds, (2) add an unconditional and irrevocable guarantee from Oi, (3) waive any and all of the defaults and events of default that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, (4) upon consummation of the business combination, cause the Exchangeable Bonds to be paid out in cash upon the exercise of any exchange rights by the holders thereof instead of being exchangeable into shares of

Portugal Telecom, and (5) make certain other modifications to the terms and conditions of the Exchangeable Notes as set forth in the relevant supplemental trust deed pursuant to which such amendments will be implemented. PTIF, Portugal Telecom, PT Comunicações, Oi and the trustee under Portugal Telecom’s Euro Medium Term Note Programme expect to enter into a supplemental trust deed to effectuate such amendments. The amended and restated trust deed will become effective upon the contribution of PT Portugal to Oi as part of the Oi capital increase.

Portugal Telecom, PT Comunicações S.A., or PTC, PTIF and Oi have engaged in negotiations with the lenders and agents under each of:

•	the Term and Revolving Credit Facilities Agreement dated March 23, 2011 among, inter alia, Portugal Telecom, PT Comunicações and PTIF, as borrowers, Banc of America Securities Limited, as agent, and the lenders from time to time party thereto, or the Revolving Credit Facility;

•	the Export Credit Facility Agreement dated May 3, 2011 among, inter alia , Portugal Telecom PT Comunicações and PTIF, as borrowers, Bank of China Limited, London Branch, as agent, and the lenders from time to time party thereto, or the Export Credit Facility;

•	the Tranche B Export Credit Facility Agreement dated May 18, 2013 among, inter alia , Portugal Telecom, PT Comunicações and PTIF, as borrowers, Bank of China Limited, London Branch, as agent, and the lenders from time to time party thereto, or the Tranche B Export Credit Facility; and

•	the Term Loan Agreement dated June 29, 2010 among, inter alia, Portugal Telecom, PT Comunicações and PTIF, as borrowers, KfW IPEX-Bank GMBH, as agent, and the lenders from time to time party thereto, or the Term Loan, and together with the Revolving Credit Facility, the Export Credit Facility and the Tranche B Export Credit Facility, the Credit Facilities,

and, as a result of such negotiations, Portugal Telecom, PT Comunicações, PTIF and Oi expect to enter into agreements under which such facilities will be amended to (1) substitute, in place of Portugal Telecom, PT Portugal as borrower in respect of each of the Credit Facilities and modify certain definitions, covenants and events of default in each of the Credit Facilities to provide that such provisions apply to PT Portugal instead of Portugal Telecom, (2) add an unconditional and irrevocable guarantee of each of the Credit Facilities from Oi, (3) waive any and all of the defaults and events of default under each of the Credit Facilities that may be triggered by the Oi capital increase and/or the business combination or any transaction executed as part of, or pursuant to, the Oi capital increase and/or the business combination, and (4) modify the maintenance covenants and the definitions related thereto in each of the Credit Facilities to conform such provisions to the corresponding terms of certain existing credit facilities under which Oi is a borrower and to provide that such calculations are made based on the financial statements of TmarPart.

Caravelas Purchase Agreement

On February 19, 2014, we and Caravelas executed a subscription agreement, or the Caravelas subscription agreement, under which Caravelas agreed to subscribe for our common and preferred shares as part of the Oi capital increase with a purchase price equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil.

Under the Caravelas subscription agreement, the obligation of Caravelas to subscribe for our common and preferred shares is subject to the satisfaction of certain conditions, including, among others:

•	the approval of the Oi capital increase by our shareholders;

•	the approval of the PT Assets Valuation Report by our shareholders;

•	no redemptions by the quotaholders of Caravelas prior to the consummation of the Oi capital increase; and

•	the approval by ANATEL and the Portuguese Competition Authority of the business combination.

Corporate Approvals Required for Oi Capital Increase

On February 19, 2014, our board of directors approved the Oi capital increase and the issuance of our common shares and preferred shares to Portugal Telecom in exchange for the shares of PT Portugal. On February 21, 2014, we called a meeting of the holders of our common shares to consider (1) an amendment to our bylaws increasing our share capital, and (2) approval of the PT Assets Valuation Report.

Recapitalization of TmarPart

In connection with the business combination, on February 19, 2014, PTB2 S.A, or PTB2, and Bratel Brasil, both subsidiaries of Portugal Telecom, entered into subscription agreements to purchase convertible debentures to be issued by the AGSA Holding Companies and the Jereissati Telecom Holding Companies, for an aggregate of R$4,788 million. Each of the AGSA Holding Companies and Jereissati Telecom Holding Companies are expected to use the proceeds of these debentures to subscribe to convertible debentures of their subsidiaries, including AG Telecom and LF Tel, which will use the proceeds of their debentures to repay all of their outstanding indebtedness debt and subscribe to convertible debentures of TmarPart, which is expected to use the proceeds of its debentures to repay all of its outstanding indebtedness. Under the subscription agreements for these debentures, settlement of the issuance and sale of these debentures is expected to occur on the date of the settlement of the Oi capital increase.

Corporate Reorganization of TmarPart

On the date of the shareholders’ meetings of TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies, Bratel Brasil and PTB2 that will consider the steps of the corporate reorganization of TmarPart described below and the merger of shares, the convertible debentures issued by TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies are expected to be converted into shares of the issuers of these debentures.

Immediately after the conversion of these debentures, TmarPart, AG Telecom, LF Tel, the AGSA Holding Companies and the Jereissati Telecom Holding Companies, Bratel Brasil and PTB2 are expected to carry out corporate reorganizations to simplify their organizational structure. We refer to these transactions as the TmarPart corporate reorganization.

We expect that the TmarPart reorganization will consist of the following transactions:

•	the merger of AG Telecom with and into PASA, the merger of LF Tel with and into EDSP, and mergers of PASA and EDSP with and into Bratel Brasil;

•	the disproportionate partial split-off of TmarPart with the split-off shares, representing 99.9% of Bratel Brasil’s shares of TmarPart, merging into Bratel Brasil;

•	the partial split-off of Bratel Brasil and the merger of the split-off shares, representing the remainder of Bratel Brasil shares of TmarPart, into Marnaz Participações S.A., a wholly-owned subsidiary of Portugal Telecom, or Marnaz;

•	the merger of Bratel Brasil with and into our company; and

•	the mergers of Marnaz, Venus, Sayed and PTB2 with and into TmarPart.

As a result of the recapitalization of TmarPart, the conversion of the debentures described above and the TmarPart reorganization, we expect that TmarPart will own 126.6 million of our common shares and 96.2 million of our preferred shares and that the shareholding structure of TmarPart will be as set forth in the chart below.

The Merger of Shares

The merger of shares will be the second principal step in the business combination. If the merger of shares is approved by (1) the boards of directors of each of TmarPart and our company and (2) the holders of voting shares of TmarPart and our company, all of our shares not owned by TmarPart will be exchanged for common TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart. If the share exchange is approved:

•	each of our issued and then outstanding common share (excluding our common shares owned by TmarPart) will be converted automatically into one TmarPart common share without any further action by the holders thereof;

•	holders of our common shares represented by the our Common ADSs will receive, subject to certain procedure, TmarPart ADSs representing the number of TmarPart common shares into which the Oi common shares represented by their Common ADSs are converted;

•	each of our issued and then outstanding preferred share will be converted automatically into 0.9211 TmarPart common shares, plus cash in lieu of any fractional shares, without any further action by the holders thereof; and

•	holders of Oi Preferred ADSs will receive, subject to certain procedures, TmarPart ADSs representing the number of TmarPart common shares into which the Oi preferred shares represented by their Oi Preferred ADS are converted, plus cash in lieu of any fractional TmarPart ADS.

The Merger

The merger will be the third principal step in the business combination. If the merger is approved by the boards of directors of each of TmarPart and Portugal Telecom and the holders of their voting shares:

•	Portugal Telecom will merge with and into TmarPart, with TmarPart as the surviving company;

•	each issued and then outstanding Portugal Telecom ordinary share will be cancelled and holder thereof will automatically receive a number of TmarPart common shares calculated in a manner so that the number of shares issued to holders of Portugal Telecom ordinary shares will equal the number of TmarPart common shares held by Portugal Telecom following the merger of shares, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

•	holders of Portugal Telecom ADSs will receive, subject to certain procedures, a number of TmarPart ADSs for each Portugal Telecom ADS they hold calculated in a manner so that the number of TmarPart ADSs issued as consideration for each Portugal Telecom ADSs will equal the number of TmarPart ADSs that represent the number of TmarPart common shares that are issued in exchange for a Portugal Telecom ordinary share, plus cash in lieu of any fractional TmarPart ADS;

•	all Portugal Telecom ordinary shares held in treasury prior to the merger and all issued and then outstanding TmarPart common shares held by Portugal Telecom will be cancelled;

•	all TmarPart common shares issued in the merger to Telemar as a result of Telemar holding Portugal Telecom ordinary shares prior to the merger will held in treasury by Telemar; and

•	Portugal Telecom will cease to exist.

The merger will be conditioned on the approval of the merger of shares by the extraordinary shareholders’ meetings of TmarPart and our company. If the merger of shares is not approved by the shareholders of TmarPart and our shareholders, the merger will not be completed.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

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Proposed Business Combination

On October 1, 2013, we entered into a memorandum of understanding, or the MOU, with Portugal Telecom, AG Telecom, LF Tel, PASA, EDSP, Bratel Brasil, BES and Ongoing, in which we and they agreed to the principles governing a series of transactions, including the business combination described below.

The business combination transaction involves three principal components:

•	a capital increase of our company in which we expect to issue common shares and preferred shares in an underwritten offering for an aggregate of at least R$7,000 million in cash, and common shares and preferred shares to Portugal Telecom in exchange for the contribution by Portugal Telecom to our company of all of the shares of its subsidiary PT Portugal, which will at that time owns (a) all of the operating assets of Portugal Telecom, except interests held directly or indirectly in Oi and Contax Holding, and (b) all of Portugal Telecom’s liabilities at the time of the contribution, which we refer to collectively as the Oi capital increase;

•	a merger of shares (incorporação de ações) under Brazilian law, a Brazilian transaction in which, subject to the approvals of the holders of voting shares of our company and TmarPart, all of the shares of our company not owned by TmarPart will be exchanged for TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart; and

•	a merger (incorporação) under Portuguese and Brazilian law, of Portugal Telecom with and into TmarPart, with TmarPart as the surviving company in which the shareholders of Portugal Telecom will receive an aggregate number of TmarPart shares equal to the number of TmarPart shares held by Portugal Telecom immediately prior to the merger.

In connection with the business combination, we expect that:

•	TmarPart will enter into several additional transactions designed to recapitalize TmarPart so that at the time of the merger of shares, TmarPart will have no net debt;

•	TmarPart and our company will enter into merger transactions in order to simplify the ownership structure of TmarPart;

•	The shares of TmarPart will be listed on the Novo Mercado segment of the BM&FBOVESPA and on the NYSE Euronext Lisbon, and ADSs representing the shares of TmarPart will be listed on the NYSE; and

•	The shareholders agreements among the shareholders of TmarPart will be terminated.

We believe that the business combination will:

•	permit the formation of a single large multinational telecommunications company based in Brazil with more than 100 million customers in seven countries with a total population of approximately 260 million people;

•	maintain the continuity of operations under the trademarks of Oi and Portugal Telecom in their respective regions of operation, subject to unified control and management by TmarPart;

•	further consolidate the operations of our company and Portugal Telecom, with the goal of achieving significant economies of scale, maximizing operational synergies, reducing operational risks, optimizing efficient investments and adopting best operational practices;

•	strengthen the capital structure of TmarPart, facilitating its access to capital and financial resources;

•	consolidate the shareholder bases of our company, Portugal Telecom and TmarPart as holders of a single class of common shares or ADSs traded on the Novo Mercado segment of the BM&FBOVESPA, the NYSE and NYSE Euronext Lisbon;

•	diffuse TmarPart’s shareholder base, as a result of which no shareholder or group of shareholders will hold a majority interest in TmarPart’s capital;

•	result in the adoption by TmarPart of the corporate governance practices of the Novo Mercado segment of the BM&FBOVESPA; and

•	promote greater liquidity of the TmarPart common shares than currently is available to holders of our shares and Portugal Telecom’s shares.

For more information on the proposed business combination and related transactions, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

Recent Developments

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Proposed Business Combination

On October 1, 2013, we entered into a memorandum of understanding, or the MOU, with Portugal Telecom, AG Telecom, LF Tel, PASA, EDSP, Bratel Brasil, BES and Ongoing, in which we and they agreed to the principles governing a series of transactions. For more information on the proposed business combination and related transactions, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

In connection with the business combination, on February 19, 2014, we entered into (1) the PT Portugal subscription agreement, under which Portugal Telecom agreed to subscribe for our common and preferred shares as part of the Oi capital increase by contributing all of the share capital of PT Portgual to our company, and (2) the Caravelas subscription agreement, under which Caravelas agreed to subscribe for our common and preferred shares as part of the Oi capital increase with a purchase price equivalent to the difference between R$2.0 billion and the amount of subscription orders placed in the offering by TmarPart’s shareholders, other than Bratel Brasil. The obligations of the parties to each of these subscription agreements are subject to the satisfaction of a variety of conditions. For more information regarding the PT Portugal subscription agreement and the Caravelas subscription agreement, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

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TmarPart Shareholders’ Agreements

On April 25, 2008, TmarPart’s shareholders entered into two shareholders’ agreements. We refer to the shareholders’ agreement among AG Telecom, LF Tel, Asseca Participações S.A., or Asseca, BNDESPar, Fiago, and FATL as parties, with TmarPart, PREVI, PETROS, FUNCEF and Andrade Gutierrez Investimentos em Telecomunicações S.A., as intervening parties, as the Global Shareholders’ Agreement. We refer to the shareholders’ agreement among AG Telecom, LF Tel, Asseca and FATL as parties, with TmarPart and Andrade Gutierrez Investimentos em Telecomunicações S.A., as intervening parties, as the Control Group Shareholders’ Agreement.

On June 20, 2008, the 352,730,590 common shares of TmarPart owned by Asseca were distributed to LF Tel and Luxemburgo (which merged into AG Telecom in December 2011), with each receiving 176,365,295 common shares of TmarPart. As a result, Asseca is no longer a shareholder of TmarPart and has no rights under the Global Shareholders’ Agreement or the Control Group Shareholders’ Agreement.

In July 2009, Fiago distributed the shares of TmarPart that it held to PREVI, PETROS, FUNCEF and FATL. As a result of this distribution, Fiago is no longer a shareholder of TmarPart and has no rights under the Global Shareholders’ Agreement. Following this distribution, PREVI holds sufficient voting share capital of TmarPart to designate one member of the board of directors of each of the controlled subsidiaries and his or her alternate, as described below.

On January 25, 2011, TmarPart’s shareholders amended the Global Shareholders’ Agreement and the Control Group Shareholders’ Agreement to reflect Bratel Brasil’s acquisition of voting shares of TmarPart and to increase the quorum requirements to hold pre-meetings and approve certain designated matters. The amendment to the Global Shareholders’ Agreement was entered into among AG Telecom, Luxemburgo (which merged into AG Telecom in December 2011), BNDESPar, PREVI, FATL, FUNCEF, PETROS, LF Tel and Bratel Brasil, as parties, with TmarPart and Portugal Telecom, as intervening parties. The amendment to the Control Group Shareholders’ Agreement was entered into among AG Telecom, Luxemburgo (which merged into AG Telecom in December 2011), LF Tel and FATL, as parties, with TmarPart, as intervening party.

On February 19, 2014, TmarPart’s shareholders amended the Global Shareholders’ Agreement and the Control Group Shareholders’ Agreement to facilitate the business combination and to provide for contingent remedies in the event that the business combination is not completed on or prior to December 31, 2014. In addition, TmarPart’s shareholders executed agreements to terminate the Global Shareholders’ Agreement and the Control Group Shareholders’ Agreement upon the completion of the merger of shares and the merger.

The amendment to the Global Shareholders’ Agreement and the agreement to terminate the Global Shareholders’ Agreement were entered into among AG Telecom, BNDESPar, PREVI, FATL, FUNCEF, PETROS, LF Tel and Bratel Brasil, as parties, with TmarPart and Portugal Telecom, as intervening parties. The amendment to the Control Group Shareholders’ Agreement and the agreement to terminate the Control Group Shareholders’ Agreement were entered into among AG Telecom, LF Tel and FATL, as parties, with TmarPart, as intervening party.

Global Shareholders’ Agreement

The initial term of the Global Shareholders’ Agreement expires on the later of April 25, 2048 and the expiration date of the last to expire of the concessions or authorizations held by TmarPart or its subsidiaries, subject to the agreement of the parties to the Global Shareholders’ Agreement to terminate this agreement upon the completion of the merger of shares and the merger. The term of the Global Shareholders’ Agreement may be extended for successive periods of 10 years with the consent of each of the parties thereto.

The parties to the Global Shareholders’ Agreement have agreed to the following provisions with respect to elections of members of the boards of directors and executive officers, and the voting of their shares, of Oi and each of Oi’s subsidiaries that have annual net operating revenue equal to or greater than R$100 million, which we refer to as the controlled subsidiaries:

•	AG Telecom, LF Tel, and FATL will together have the right to designate a majority of the members of the board of directors of each of the controlled subsidiaries;

•	each increment of 7% of the voting share capital of TmarPart held by each of AG Telecom, LF Tel and FATL will entitle that party to designate one member of the board of directors of each of the controlled subsidiaries and his or her alternate;

•	each increment of 7% of the voting share capital of TmarPart held by each of BNDESPar, PREVI, PETROS and FUNCEF will entitle that party to designate (1) one member of the board of directors of TNL and his or her alternate, and (2) one member of the board of directors of each of the controlled subsidiaries and his or her alternate;

•	PREVI, PETROS and FUNCEF will be entitled to aggregate their shares with BNDESPar to determine their eligibility to exercise the rights described above;

•	AG Telecom, LF Tel, BNDESPar, Bratel Brasil, FATL, PREVI, PETROS, and FUNCEF will together, through rules outlined in the Global Shareholders’ Agreement, select the chief executive officers of each of the controlled subsidiaries;

•	the chief executive officer of TNL will select the other executive officers of TNL;

•	the chief executive officer of TNL in conjunction with the chief executive officer of each of the other controlled subsidiaries will select the other executive officers of that controlled subsidiary;

•	BNDESPar, PREVI, PETROS, and FUNCEF collectively have the right to designate one member to the Fiscal Council of each of the controlled subsidiaries; and

•	AG Telecom, LF Tel, BNDESPar, Bratel Brasil, FATL, PREVI, FUNCEF and PETROS will hold pre-meetings prior to meetings of shareholders and of the boards of directors of the controlled subsidiaries and will vote their TmarPart shares and instruct their representatives on the these boards of directors to vote in accordance with the decisions made at the pre-meetings.

Under the Global Shareholders’ Agreement, each of the parties has agreed:

•	not to enter into other shareholders’ agreements with respect to its TmarPart shares, other than (1) the Global Shareholders’ Agreement, (2) the Control Group Shareholders’ Agreement, (3) the EDSP Shareholders’ Agreement (defined below) and (4) the PASA Shareholders’ Agreement (defined below);

•	not to amend the Global Shareholders’ Agreement, the Control Group Shareholders’ Agreement, the EDSP Shareholders’ Agreement or the PASA Shareholders’ Agreement without the consent of all parties to the Global Shareholders’ Agreement;

•	not to grant any liens on any of its TmarPart shares;

•	to grant a right of first refusal and tag along rights to the other parties to the Global Shareholders’ Agreement with respect to any sale of its TmarPart shares, except that FATL must grant the right of first refusal for its TmarPart shares to AG Telecom and LF Tel;

•	that the other parties to the Global Shareholders’ Agreement have the right to sell, and Bratel Brasil has the obligation to buy, up to all of the other parties’ shares of TmarPart in the event that Bratel Brasil acquires control of TmarPart;

•	to offer its TmarPart shares to the other parties to the Global Shareholders’ Agreement in the event of a transfer of control of such shareholder;

•	that AG Telecom or LF Tel, as the case may be, must offer its TmarPart shares to the other parties to the Global Shareholders’ Agreement in the event that Bratel Brasil acquires control of AG Telecom or LF Tel; and

•	that the other shareholders have the right to purchase all of Bratel Brasil’s TmarPart shares in the event of a change of control of Portugal Telecom.

The Global Shareholders’ Agreement, as amended, provides that each of the shareholders of TmarPart will exercise their voting rights to approve each step of the business combination.

The Global Shareholders’ Agreement, as amended, provides that if the Oi capital increase occurs and any of the subsequent steps of the business combination, including the merger of shares, does not occur by December 31, 2014, the shareholders of TmarPart will use their best efforts to implement the TmarPart corporate reorganization and Oi to achieve the same goals intended with the business combination, although without the obligation to implement the TmarPart corporate reorganization, the merger of shares and the merger.

In case the business combination is not completed by December 31, 2014, the required quorums in the Global Shareholders’ Agreement will be adjusted considering the percentage interests held by BNDESPAR, PREVI, PETROS and FUNCEF on December 31, 2014, in order to ensure that the voting rights of such shareholders are equal to those on February 19, 2014, and provided they have not reduced their respective capital interests before December 31, 2014 through sale of shares to third parties that are not original signatories of the Global Shareholders’ Agreement or their related parties. An amendment to the Global Shareholders’ Agreement would be executed on December 31, 2014 in order to reflect such adjustments.

Control Group Shareholders’ Agreement

The initial term of the Control Group Shareholders’ Agreement expires on April 25, 2048 and may be extended for successive periods of 10 years with the consent of each of the parties thereto, subject to the agreement of the parties to the Control Group Shareholders’ Agreement to terminate this agreement upon the completion of the merger of shares and the merger.

Under the Control Group Shareholders’ Agreement, each of the parties has agreed:

•	to hold pre-meetings prior to the pre-meetings to be held pursuant to the Global Shareholders’ Agreement and to vote their TmarPart shares in accordance with the decisions made at such pre-meetings;

•	that any TmarPart shares sold by a party to the Control Group Shareholders’ Agreement to any other party to this agreement will remain subject to this agreement; and

•	that if a party to the Control Group Shareholders’ Agreement sells all or part of its TmarPart shares to another party or to a third party, the purchaser(s) and the selling party, as the case may be, will be considered one voting block for the purposes of the Control Group Shareholders’ Agreement (even if the purchaser(s) is/are already a party to the agreement) and that such voting block will hold pre-meetings prior to the meetings of the parties to the Control Group Shareholders’ Agreement.

The Control Group Shareholders’ Agreement, as amended, provides that each of the shareholders of TmarPart party to that agreement will exercise their voting rights to approve each step of the business combination.

The Control Group Shareholders’ Agreement, as amended, provides that if the Oi capital increase occurs and any of the subsequent steps of the business combination, including the merger of shares, does not occur by December 31, 2014, the shareholders of TmarPart party to that agreement will use their best efforts to implement the TmarPart corporate reorganization and Oi to achieve the same goals intended with the business combination, although without the obligation to implement the TmarPart corporate reorganization, the merger of shares and the merger.

PASA and EDSP Shareholders’ Agreements

On January 25, 2011, (1) Jereissati Telecom S.A. (formerly known as La Fonte Telecom S.A.), or Jereissati Telecom, entered into a shareholders’ agreement with Bratel Brasil, in relation to EDSP75 Participações S.A., or EDSP, with EDSP, LF Tel, Pasa Participações S.A., or PASA, Andrade Gutierrez Telecomunicações Ltda. (which subsequently merged with AGSA), AG Telecom, and Portugal Telecom as intervening parties, or the EDSP Shareholders’ Agreement, and (2) AGSA entered into a shareholders’ agreement with Bratel Brasil in relation to PASA, with PASA, AG Telecom and Portugal Telecom as intervening parties, or the PASA Shareholders’ Agreement.

On February 19, 2014, EDSP’s shareholders amended the EDSP Shareholders’ Agreement and PASA’s shareholders amended the PASA Shareholders’ Agreement to facilitate the business combination and to provide for contingent remedies in the event that the business combination is not completed on or prior to December 31, 2014. In addition, EDSP’s shareholders executed agreements to terminate the EDSP Shareholders’ Agreement upon the completion of the merger EDSP with and into Bratel Brasil, and PASA’s shareholders executed agreements to terminate the PASA Shareholders’ Agreement upon the completion of the merger of PASA with and into Bratel Brasil.

The initial terms of these shareholders’ agreements expire on April 25, 2048 but may be extended for successive periods of 10 years with the consent of each of the parties, subject to the agreement of the parties to the EDSP Shareholders’ Agreement and the PASA Shareholders’ Agreement to terminate these agreements upon the completion of the mergers of EDPS and PASA with and into Bratel Brasil.

These shareholders’ agreements are intended to coordinate the corporate governance of PASA and EDSP and streamline the decision-making process among Jereissati Telecom, AGSA and Portugal Telecom in connection with TmarPart. These shareholders’ agreements provide that, among other things:

•	pre-meetings are to be held between the shareholders to decide in advance the matters to be analyzed during pre-meetings to be held under the Global Shareholders’ Agreement and the Control Group Shareholders’ Agreement; and

•	approval of certain matters are subject to the supermajority vote of the shareholders, including:

•	approval of, and amendments to, the annual budget of PASA, EDSP, AG Telecom and LF Tel, which are subject to an 83% majority vote;

•	the entering by PASA, EDSP, AG Telecom or LF Tel into any loan agreements in excess of R$50 million, or the entering into any agreement imposing a pecuniary obligation on PASA, EDSP, AG Telecom or LF Tel in excess of R$50 million, or the granting of any guarantees by PASA, EDSP, AG Telecom or LF Tel in excess of R$50 million, which are subject to a 90% majority vote; and

•	any amendments to the Global Shareholders’ Agreement or the issuance of preferred shares by Pasa, EDSP, AG Telecom or LF Tel, the approval of any decision subject to supermajority vote under the Global Shareholders’ Agreement (defined as a “material decision” under the PASA Shareholders’ Agreement and the EDSP Shareholders’ Agreement), among other matters, which are subject to the unanimous vote of the shareholders.

These shareholders’ agreements also contemplate:

•	rights of first offer to the shareholders with respect to the transfer of the shares issued by PASA and EDSP;

•	tag-along rights for the benefit of Portugal Telecom in case of the sale of PASA and EDSP shares by AGSA or Jereissati Telecom, as the case may be;

•	a general restriction on the sale of the shares issued by PASA and EDSP by AGSA or Jereissati Telecom, as the case may be, to competitors of Portugal Telecom; and

•	a general right to PREVI, PETROS, FUNCEF and BNDESPar, while they remain shareholders of TmarPart, or to any third parties that may acquire the shares held by these companies in TmarPart, to substitute AGSA or Jereissati Telecom in the exercise of their preemptive rights under the PASA Shareholders’ Agreement and the EDSP Shareholders’ Agreement Portugal Telecom or one of its subsidiaries sells its shares in PASA and/or EDSP.

The EDSP Shareholders’ Agreement, as amended, provides that each of the shareholders of EDSP will exercise their voting rights to approve each step of the business combination. The PASA Shareholders’ Agreement, as amended, provides that each of the shareholders of PASA will exercise their voting rights to approve each step of the business combination.

The EDSP Shareholders’ Agreement, as amended, and PASA Shareholders’ Agreement, as amended, provide that if the Oi capital increase occurs and any of the subsequent steps of the business combination, including the mergers of EDSP and PASA with and into Bratel, do not occur by December 31, 2014, the shareholders of EDSP and PASA, respectively, will use their best efforts to implement the TmarPart corporate reorganization to achieve the same goals intended with the business combination, although without the obligation to implement the TmarPart corporate reorganization.

In case the business combination is not completed by December 31, 2014, any of the shareholders party to the PASA Shareholders’ Agreement and the EDSP75 Shareholders’ Agreement may send a notification of non-occurrence of the reorganization and require the adoption of the necessary measures in order to Bratel, PTB2 S.A., or PTB2, Andrade Gutierrez and Jereissati Telecom receive shares of capital stock of Oi held by AG Telecom and LF Tel, in proportion to their respective direct and indirect capital interest in those entities.

Temporary Voting Agreement of the Shareholders of Oi and TmarPart

On February 19, 2014, Portugal Telecom executed a temporary voting agreement with Caravelas, Bratel Brasil, TmarPart, AGSA and Jereissati Telecom, with Oi as intervening party, for the purpose of approving steps of the TmarPart corporate reorganization, including the merger of shares and the merger.

The parties thereto agreed to (1) call a meeting of Oi shareholders to engage the valuation bank and to approve the correspondent valuations as part of the steps of the TmarPart Reorganization, (2) vote in favor of the merger of shares and (3) vote in favor of the merger.

The temporary voting agreement will remain in effect until the earlier of the merger and December 31, 2014.

Related Party Transactions

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Proposed Business Combination

On October 1, 2013, we entered into a memorandum of understanding, or the MOU, with Portugal Telecom, AG Telecom, LF Tel, PASA, EDSP, Bratel Brasil, BES and Ongoing, in which we and they agreed to the principles governing a series of transactions. Each of AG Telecom, LF Tel and Bratel Brasil is a member of a group of shareholders that controls TmarPart, and consequently, our company. PASA is the sole shareholder of AG Telecom, EDSP is the sole shareholder of LF Tel, and Portugal Telecom is the indirect sole shareholder of Bratel Brasil. For more information on the proposed business combination and related transactions, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

In connection with the business combination, on February 19, 2014, we entered into the PT Portugal subscription agreement, under which Portugal Telecom agreed to subscribe for our common and preferred shares as part of the Oi capital increase by contributing all of the share capital of PT Portgual to our company. The obligations of the parties to the PT Portugal subscription agreement are subject to the satisfaction of a variety of conditions. For more information regarding the PT Portugal subscription agreement, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”

In connection with the business combination, on February 19, 2014, we, as an intervening party, entered into a temporary voting agreement among Portugal Telecom, Caravelas, Bratel, TmarPart, AGSA and Jereissati Telecom, for the purpose of approving steps of the TmarPart corporate reorganization, including the merger of shares and the merger. For more information regarding this temporary voting agreement, see “—Major Shareholders—TmarPart Shareholders Agreements.”

As part of the business combination, we expect to enter into the merger of shares, subject to the approvals of the holders of voting shares of our company and TmarPart, in which all of the shares of our company not owned by TmarPart will be exchanged for TmarPart common shares and we will become a wholly-owned subsidiary of TmarPart. For more information regarding the merger of shares, see “Item 4. Information on the Company—Our History and Development—Proposed Business Combination.”